Changing Parameters, LLC

2006 Code of Ethics:

Personal Trading/Confidential Information

Policy Statements And Compliance Procedures

The Adviser, Changing Parameters, LLC, is registered as an investment adviser with the SEC.

The Adviser has adopted the policies and procedures set forth in this Code of Ethics (the “Code”) which govern the activities of each officer, director and employee and any Access Person (as defined herein) of the Adviser (collectively, the “Employees”).

1.

Purpose Of the Code

The Adviser is committed to ensuring compliance by the firm and its supervised persons with all applicable federal securities laws (including those relating to insider trading).  As a registered investment adviser, the Adviser and its Employees have additional ethical and legal obligations that must be fulfilled to maintain our fiduciary obligations to and the confidence and trust of our clients and to protect the assets entrusted to us.  Therefore, Employees should avoid any activity, investment, or interest that might reflect unfavorably upon the integrity or good name of themselves or the Adviser.  This Code is intended to articulate the Adviser’s policies, educate Employees about the issues and the Adviser’s policies, establish procedures for complying with those policies, monitor compliance with such policies, and ensure, to the extent feasible, that the Adviser satisfies its obligations in this area.  By doing so, the Adviser hopes that the highest ethical standards are maintained and our reputation is sustained. This Code is designed to avoid even the appearance of impropriety, but is not intended to set legal standards or to result in the imposition of criminal liability, or civil liability to third parties that would not otherwise exist in the absence of the Code.

Each Employee will be provided with a copy of this Code, and any amendments to it, and you will be required to acknowledge in writing your receipt of the Code and any amendments.  Any Employee who becomes aware of a violation of this Code should promptly report the matter to the Chief Compliance Officer, or his absence, to the President.

No Code can possibly anticipate all potential conflicts of interest between our clients and the Adviser’s personnel.  Any situation subject to interpretation should be decided in favor of the protection of the best interests of the clients.  Please bring any questions on interpretations of this Code or questions on it to the Chief Compliance Officer.

2.

Generally

A.

Insider Trading

It is unlawful to engage in “insider trading.” This means, in general, that no “insider” may (i) purchase or sell a security on the basis of material, nonpublic information or (ii) communicate material, nonpublic information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities.  Although the insider trading prohibitions extend to the activities of the Employees and because the Adviser does not have an investment banking division or affiliate, it is anticipated that Employees will not routinely receive “inside information.”  However, to educate the Employees, more information describing “insider trading” and the penalties for such trading is set forth below.  Compliance procedures regarding the use of inside information by the Employees are also described just in case an Employee receives inside information.

B.

Other Confidential Information

Certain information obtained by the Adviser that does not constitute “inside” information still constitutes confidential information that must be protected by the Adviser and its Employees.  Compliance procedures regarding the use and treatment of that confidential information are set forth below.

C.

Conflicts of Interest

As a fiduciary to the Adviser's clients, each Employee must avoid actual and apparent conflicts of interest with the Adviser's clients.  Such conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for client accounts, or if securities are bought or sold for client accounts in a manner that is advantageous to such personal accounts. Also, the SEC has determined that it is a conflict of interest for an investment adviser’s employees to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any of the adviser’s clients.  If so, the adviser’s employees are first obligated to make such limited opportunity available to the adviser’s clients.  More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.

3.

Insider Trading

A.

Insider Trading Defined

The term “insider trading” is generally used to refer to (i) a person's use of material, nonpublic information in connection with transactions in securities and (ii) certain communications of material, nonpublic information.

The laws concerning insider trading generally prohibit:

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The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

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The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; or

*

The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

i.

Who Is an Insider?

The concept of “insider” is broad.  It includes officers, directors, partners, employees and majority shareholders of a company or other entity.  In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company's or entity's affairs and, as a result, is given access to information that is intended to be used solely for such company's or entity's purposes.  A temporary insider can include, among others, an entity's attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations.  In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keep the information confidential and the relationship between the entity and the person must at least imply such a duty.  Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity's representative in a manner in which the analyst knows or should know to be a breach of that representative's duties to the entity, the analyst may become a temporary insider.

ii.

What Is Material Information?

Trading on inside information is not a basis for liability unless the information is “material.” Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities.  Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments.  Material information does not have to relate to a company's business, it can be significant market information.  For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.

iii.

What Is Nonpublic Information?

Information is nonpublic unless it has been effectively communicated to the market place.  For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public.  For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public.  Market rumors are not considered public information, and  information selectively disclosed to a small group of analysts may not be considered public.

iv.

What is “Trading on the Basis of” Material Nonpublic Information?

Generally, a purchase or sale of a security is made “on the basis of” material nonpublic information about that security or issuer if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase of sale.

B.

Penalties For Insider Trading

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers.  A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation.  Penalties include:

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civil injunctions;

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disgorgement of profits;

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jail sentences;

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fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and

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fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation, or illegal trade).

In addition, any violation of the procedures set forth in these Code can be expected to result in serious sanctions by the Adviser, including dismissal of the persons involved.

C.

Policy Statement Regarding Insider Trading

The Adviser expects that each of its Employees will obey the law and not trade on the basis of material, nonpublic information.  In addition, the Adviser discourages its Employees from seeking or knowingly obtaining material, nonpublic information.  The Adviser also prohibits each of its Employees from serving as an officer or director of any company having Publicly Traded Securities.

D.

Procedures To Prevent Insider Trading

As indicated above, because the Adviser does not have an investment banking division or affiliate and because the Adviser prohibits its Employees from serving as officers or directors of companies having Publicly Traded Securities, the Adviser does not anticipate that its Employees will routinely be in receipt of material, nonpublic information.  From time to time, however, Employees may receive such information.  If any Employee receives any information which may constitute such material, nonpublic information, such Employee (i) should not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities for a Personal Account or a client account, (ii) should not communicate such information to any other person (other than the Chief Compliance Officer of the Adviser and (iii) should discuss promptly such information with the Chief Compliance Officer.  Under no circumstances should such information be shared with any persons not employed by the Adviser, including family members and friends.  Each Employee contacting an issuer or analyst should identify himself as associated with the Adviser and identify the Adviser as an investment management firm, and, after the conversation, make a memorandum memorializing the conversation with the issuer or analyst (including the beginning of the conversation where such Employee identified himself as associated with the Adviser).

4.

Other Confidential Information

A.

Confidential Information Defined

As noted above, even if the Adviser and its Employees do not receive material, nonpublic information (i.e., “inside information”), such persons may receive other confidential or sensitive information from or about the Adviser's clients and, they will receive confidential or sensitive information about the Adviser's affairs.  Such confidential or sensitive information may include, among other things:

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The name of the client.

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Financial or other information about the client, such as the client's financial condition or the specific securities held in a specific client's portfolio.

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The names of the securities on the Adviser's buy, sell and source of funds lists.

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The name of any security under consideration for placement on the buy, sell or source of funds list.

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Any information privately given to an Employee, that if publicly known, would be likely to (i) affect the price of any security in the portfolio of any client of the Adviser or (ii) embarrass or harm the client or the Adviser.

Given the breadth of the above, all information that an Employee obtains through the Adviser should be considered confidential unless that information is specifically available to the public.

B.

Policy Statement Regarding Use And Treatment Of Confidential Information

All confidential information, whatever the source, may be used only in the discharge of the Employee's duties with the Adviser.  Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a Personal Account.

C.

Procedures Regarding Use And Treatment Of Confidential Information

The Adviser encourages its Employees to be aware of, and sensitive to their treatment of confidential information.  The Adviser prohibits its Employees from discussing such information unless necessary as part of their duties and responsibilities to the Adviser.  Furthermore, the Adviser requires that each Employee take precautions to avoid storing confidential information in plain view in public areas of the Adviser's facilities, and requires that each Employee remove confidential information from conference rooms, reception areas and other areas where it may be seen by third parties.  Particular care should be exercised when confidential information must be discussed in public places, such as restaurants, elevators, taxicabs, trains or airplanes, where such information may be overheard.  Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an Employee of the Adviser.  Please also see the Adviser’s Privacy Policy for additional procedures regarding certain personal nonpublic information of clients.

5.

Conflicts Of Interest Involving Trading Securities For Personal Accounts of Access Persons

A.

Fiduciary Duty To Avoid Conflicts Of Interest Between Client Accounts And Personal Accounts of Access Persons

As noted above, because the Adviser and each of its Employees is a fiduciary to the Adviser's clients, such persons must avoid actual and apparent conflicts of interest with the Adviser's clients.  Any actual and apparent conflicts of interest with the Adviser's clients may be especially acute with respect to any Access Persons of the Adviser.  The provisions of this Section 5 of this Code applies solely to Access Persons.  All of the Adviser’s directors and officers are presumed to be Access Persons, although other persons supervised by the Adviser may also be Access Persons subject to the provisions of Section 5 of this Code.   If any persons is uncertain as to whether or not he or she is an Access Person for purposes of the Code of Ethics, her or she should request the President to determine his or her status as an Access Person hereunder.  Such determination by the President will be made in the President’s sole discretion and shall be binding with respect to any and all persons supervised by the Adviser (including outside consultants).  The client's interest takes precedence over the personal interests of the Adviser and its Access Persons.  If a potential conflict arises, the Adviser and the Access Person must resolve the matter in the client's favor.

An actual or apparent conflict of interest could arise when both an Access Person and a client of the Adviser engage in transactions involving a Reportable Security (as defined herein).  In such cases, transactions for client accounts must take precedence over transactions for Personal Accounts.

B.

Personal Account Defined

i.

Generally.

The “Personal Account” of an Access Person shall include each and every account (other than an account for the benefit of any of the Adviser's clients) for which such Access Person influences or controls investment decisions.  An account for the benefit of any of the following will be presumed to be a Personal Account unless the Adviser and the Access Person otherwise agree in writing.

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An Access Person of the Adviser.

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The spouse of an Access Person.

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Any child under the age of 22 of an Access Person, whether or not residing with the Access Person.

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Any other dependent of an Access Person residing in the same household with the Access Person.

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Any other person residing in the same household as the Access Person.

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 Any other account in which an Access Person has a direct or indirect beneficial interest, e.g., an account for a trust, estate, partnership or closely held corporation in which the Access Person has a beneficial interest.

i.

Exemption.

If an Access Person certifies in writing that (a) the certifying Access Person does not influence the investment decisions for any specified account of such spouse, child or dependent person and (b) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying Access Person has provided, the Chief Compliance Officer may, in his discretion, determine that such an account is not an Access Person's Personal Account (each an “Exempted Account”).  Any determination regarding  accounts affiliated with the Chief Compliance Officer will be made by the President.

iii.

Other Exceptions.

Special policies apply when trading in an Access Person’s Personal Account is handled by someone other than the Access Person.  In situations where a third party exercises complete investment discretion in managing an Access Person’s Personal Account, pre-approval of trading is not required.  If the Access Person has any role in the managing the account, then this exception does not apply.  Securities held or traded for these accounts must be included in the Access Person’s quarterly and annual reports.

In order to fit within the exception regarding accounts for which the Access Person has no investment discretion, the following is required: (a) a written verification by the Access Person and (b) a written verification by a third party involved in the management of the account. Each such an account will be an “Exempted Account”  In all cases, whether to grant the exception is in the discretion of the Chief Compliance Officer (or the President, for accounts of the Chief Compliance Officer).

A.

Additional Definitions

“Access Person” means any supervised person of the Adviser:

(a) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Funds; or

(b) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

“Reportable Securities” means any security as defined in Section 202(a)(18 of the Advisers Act, except that it does not include

(a) direct obligations of the Government of the United States;

(b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(c) shares issued by money market Fund;

(d) shares issued by open-end Funds (i.e., mutual funds) other than Reportable Funds (as defined below); and

(e) shares issued by unit investment trusts that are invested exclusively in on or more mutual funds, none of which are Reportable Funds.

“Reportable Funds” means (i) any Fund for which the Adviser serves as investment adviser or subadviser or (ii) any Fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

“Fund” means an investment company registered under the Investment Company Act.

“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” means a security offering that is exempt from registration under the Securities Act of 1933 pursuant to Sections 4(2) or 4(6) or pursuant to Rule 504, 505 or 506.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

B.

Policy Statement Regarding Trading For Personal Accounts

The Adviser recognizes that the personal investment transactions of its Access Persons demand the application of a strict code of ethics. Consequently, the Adviser requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between the Adviser and its Access Persons, on the one hand, and the client, on the other hand. Thus, the Adviser has adopted the procedures set forth below.

C.

Procedures Regarding Trading For Personal Accounts of Access Persons

i.

Trading Procedures.

The following procedures must be followed by all Access Persons before buying or selling any Reportable Security, including the requirement to obtain pre-approval for transactions in IPOs and Limited Offerings, for a Personal Account; provided, that such procedures shall not be required with respect to (a) a purchase or sale for a Personal Account where such purchase or sale of a Reportable Security is non-volitional on the part of the Personal Account (e.g., a sale in connection with a court order) or (b) a purchase of a Reportable Security where such purchase is part of an Automatic Investment Plan.

a.

Confirm That Not in Receipt of Inside Information.

Each Access Person wishing to buy or sell a  Reportable Security for a Personal Account should confirm that he or she is not in receipt of any material, nonpublic information (i.e., “inside information”) that would affect the price of that Reportable Security.  Any Access Person in possession of such inside information must refrain from purchasing or selling such Security until such information is no longer considered material, nonpublic information.  See Section 3.D. above.

b.

Seek Pre-Approval of All Securities Transactions in Limited Offerings and IPOs Made for a Personal Account.

Each Access Person wishing to buy or sell any Reportable Security in a Limited Offering or an IPO for a Personal Account shall request approval to buy or sell such Reportable Security by completing and submitting to the President a Request for Pre-approval Form, attached hereto as Exhibit A. The Chief Compliance Officer (or his designated alternate) must give such approval in writing prior to the trade being executed. The Chief Compliance Officer shall submit his Pre-approval Forms for all trades in any Reportable Security for a Personal Account in a Limited Offering or an IPO to the President (or his designated alternate) for prior approval. The Chief Compliance Officer or President shall sign the Pre-approval Form only if the trade complies with the following guidelines:

(1)

Limited Offering/IPO Security Held Or Being Considered for Client Accounts.

The Reportable Security proposed to be purchased or sold in a Limited Offering and/or IPO must neither be currently held by the Adviser for any client account nor currently under consideration for purchase or sale by the Adviser for any client account, unless, the Access Person has obtained the prior written approval of the Chief Compliance Officer which approval may be granted only if the Access Person demonstrates to the satisfaction of the Chief Compliance Officer, that (1) there is an appropriate reason for proposing such transaction, (2) the proposed transaction is likely to have no material impact on the market price of the Reportable Security because of the size of the proposed sale, the daily trading volume, and/or other factors, and (3) the proposed transaction is completed after all client account transactions or the proposed transaction is aggregated with the client account transactions according to a pre-approved allocation schedule.

i.

Execution of Trades.

All trades for Personal Accounts required to be approved hereunder must be executed by the end of the trading day on the day the approval is given by the Chief Compliance Officer.  If the trade is not executed by the end of such period, another Pre-approval Form must be submitted.  Any approval of the proposed transaction may be rescinded by the Chief Compliance Officer at any time prior to the consummation of the proposed transaction.

F.

Reports of Personal Transactions by Access Persons.

1.

Submission of Reports.

In order for the Adviser to monitor compliance with its insider trading and conflict of interest policies and procedures, each Access Person shall submit, or shall cause to be submitted, to the President the following reports:

a.

Initial and Annual Holdings Reports.

Each Access Person must submit Initial and Annual Holdings Reports for all Reportable Securities.  The Initial Holdings Report is due within 10 days of becoming an Access Person and the information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the person becoming an Access Person.  The Annual Holdings Report is due by February 1st of each year and the information in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date of the Annual Holdings Report is submitted.

The Holdings Reports must contain, at a minimum, the following information:

1.

The name of the Reportable Security and type of security.

2.

As applicable, the ticker symbol or CUSIP number.

3.

As applicable, the number of shares or principal amount of each Reportable Security.

4.

The name of any broker, dealer, bank or Reportable Fund’s transfer agent with the Access Person maintains an account in which any Reportable Securities.

5.

The date the Holdings Report is being submitted.

b.

Quarterly Transaction Reports.

Each Access Person must submit Quarterly Transactions Reports within 30 days of the each calendar quarter end for all transactions during the quarter in Reportable Securities, except those transactions effected according to an Automatic Investment Plan and transactions in Excepted Accounts.

The Transaction Reports must contain, at a minimum, the following information:

1.

The trade date of the transaction and the name of the Reportable Security.

2.

As applicable, the ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security.

3.

The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition).

4.

the price of the Reportable Security at which the transaction was effected.

5.

The name of the broker, dealer, bank or transfer agent with or through which the transaction was effected.

6.

The date the report is being submitted.

Access Persons may be exempted from providing Transaction Reports if they arrange for the Chief Compliance Officer to receive broker trade confirmations or account statements that contain all required information and that are received by the Adviser no later than 30 days after the calendar quarter end.

2.

Review and Retention of Reports.

The Chief Compliance Officer shall promptly review each report, and compare the transactions reported against the Pre-approval Forms that were prepared during the month or the quarter, as the case may be, to determine whether any violations of the Adviser’s policies or of the applicable securities laws took place.  If there are any discrepancies between the reports and Pre-approval Forms, the Chief Compliance Officer shall promptly contact such Access Person to resolve the discrepancy.  (The President will review the Chief Compliance Officer’s reports.) Upon discovering a violation of these procedures, the Adviser may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension, termination of the employment of the violator. Where a violation of procedures affects a client account, the Adviser may require the trade to be unwound and any profits disgorged to the client account. All material violations of these procedures and any sanctions imposed with respect thereto shall be reported periodically to the board of directors of any investment company client of the Adviser if the violation involved the securities owned by such investment company client.  The Adviser shall retain all documents required to be submitted by Access Persons under this provision, including, without limitation, all reports, all duplicate confirmations and any documents referred to or incorporated therein, as part of the books and records required by the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

3.

Notification of Interest.

If an Access Person knows that the Adviser is contemplating buying or selling any security (whether a Reportable Security or not) held by a Personal Account of that Access Person, the Access Person must disclose his or her position in the security to (i) the President at the time the security is being discussed or (ii) the analyst at the time the security is being discussed with the analyst, whichever event occurs earlier.  This disclosure shall include the date of acquisition by the Personal Account, the size of the position held, the price paid and any other information requested by the President.  The Adviser will determine what action is appropriate to avoid a conflict of interest. Such action may include requiring the Personal Account to liquidate its position in the security being contemplated for purchase by clients, or prohibiting the Personal Account from selling the security until the Adviser has decided what position it will take with respect to clients.

6.

Summary

A.

Importance Of Adherence To Procedures

It is very important that all Employees adhere strictly to the provisions of this Code to which they are subject, and all Access Persons adhere strictly to all provisions of this Code.  Any violations of such policies and procedures may result in serious sanctions, including dismissal from the Adviser.

B.

Annual Circulation/Certification

These Code shall be circulated at least annually to all Employees, and at least annually each Employee shall be asked to certify in writing pursuant to the form attached hereto as Exhibit B that he or she has followed the Code.

C.

Questions

Any questions regarding the Adviser’s policies or procedures with respect to insider trading, confidential information and conflicts of interest should be referred to the President.

LEGAL_US_W # 53300237.3

Exhibit A

Pre-Clearance Request Form

Access Person Name: ________________________________

Date	Buy	Sell	Shares/Amount	Security Name	Symbol	Broker	Price

Access Person Signature: ______________________

Who should submit this form?	What trades require approval?
• All “Access Persons” as that term is defined in the Code of Ethics.	• Any Security offered in a Limited Offering (i.e. private placement) or in an IPO. What trades do not require approval?
When should this form be submitted? • Before the trade is placed.	• All other securities.
Whose trades are covered?	Who grants the approval?
• “Access Persons” and their immediate families. How is approval granted?	• the Chief Compliance Officer.
• Approval is granted if there are no open orders or any order anticipated or the trades are aggregated. How long is approval valid?
• The trade must be executed on the day approval is given.

This Trading Policy is designed to avoid the actual or apparent conflicts of interest between the interests of its Access Persons and the interests of clients. The guidelines presented above address the most commonly asked questions. Please refer to the Trading Policy for a complete explanation of these and other issues, or contact the Chief Compliance Officer directly.

Approval

Approval has been granted for the above transaction(s) in accordance with the current Personal Trading Policy and Compliance Procedures as follows: (1) There are no open orders to buy or sell the above security(ies); (2) All transactions for clients in the above security(ies) have been completed for the day; or (3) All transactions have been aggregated according to a pre-approved schedule.

______________________________

__________________________________

Chief Compliance Officer

Date and Time Stamp

Exhibit B

Changing Parameters, LLC

Annual Certification

I hereby certify that during the calendar year ________ I have complied with all obligations under the Code of Ethics to which I am subject as in effect during that period, including the obligations not to purchase or sell Reportable Securities on the basis of material, nonpublic information in my possession, and, if the undersigned is an Access Person of the Adviser, I hereby certify that during such period I complied my obligation under the Code of Ethics to provide the Adviser with duplicate confirmations and quarterly report reflecting all purchases and sales of Reportable Securities for my Personal Accounts.

Capitalized terms used without definition in this Certification have the meanings given to them in the Code.

Signature: _____________________________

Print Name: _____________________________

Date: __________________________________